EXHIBIT 99.3

FOR IMMEDIATE RELEASE

PRB ENERGY APPOINTS DANIEL D. REICHEL AS VICE PRESIDENT OF FINANCE AND TREASURER

Denver, Colorado – August 22, 2006 – PRB Energy, Inc. (“PRB”) (AMEX:PRB) today announced that effective August 16, 2006, Daniel D. Reichel was named PRB’s Vice President of Finance and Treasurer.  Mr. Reichel joined PRB in June 2006 with the expectation that he would permanently fill the finance position that PRB’s Chairman and CEO Robert W. Wright held on an interim basis.

Mr. Reichel was previously with Denver-based Bridge Petroleum, a private international oil and gas exploration company, where he was CFO.  In that position, he was responsible for all treasury and financial reporting, coordination of financing proposals with investment firms and the management of joint operating agreements with project partners.  Before that, he served as an accounting and finance manager for Black Hills Exploration and Production, Inc., responsible for all accounting and SEC financial reporting functions of this subsidiary of a publicly held company that operates in the Rocky Mountain region.  From 2001 to 2004, Mr. Reichel was an independent consultant and project leader for accounting and software outsourcing firms in the petroleum industry.  Mr. Reichel started his career in public accounting, and over the next three decades held senior level accounting and finance positions for various public and private E&P oil and gas companies.

Mr. Reichel is a Colorado licensed certified public accountant and holds a BS in Business Administration/Accounting from the University of Nebraska.  He is a member of the American Institute of CPAs, the Colorado Society of CPAs and also serves on the local Board of Directors of COPAS - Colorado, a non-profit national organization, known domestically and internationally for its leadership in petroleum accounting.  He also served as an officer in the U.S. Air Force.

Mr. Wright noted, “Since joining PRB two months ago, “Dan quickly demonstrated that he has what it takes to assume all of the duties of VP-Finance.  With his exceptional financial and accounting background and concentration in the oil and gas industry, Dan quickly brought his expertise to bear on PRB’s expanding operations and execution of our growth strategy.”

PRB is an oil and gas exploration and development company operating in the Rocky Mountain states.   In addition, PRB also provides gas gathering, processing and compression services on properties it operates and for third party producers.

Company Contacts:	or	Investor Relations Counsel
PRB Energy, Inc.		The Equity Group Inc.
Robert W. Wright, Chairman and CEO		Linda Latman (212) 836-9609
(303) 308-1330		Lena Cati (212) 836-9611
www.prbenergy.com		www.theequitygroup.com